November 15, 2001



Scott R. Gershon
c/o Intercallnet, Inc.
6340 NW 5th Way
Fort Lauderdale, Florida 33309

Re:  Repayment of Payroll

Dear Mr. Gershon;

Please accept this letter as the official terms and conditions surrounding the payroll deferral between you and Intercallnet, Inc. (the Company). You have agreed to defer drawing payroll from the Company commencing with the payroll period dated November 23, 2001 which represents the two week pay period ended November 16,2001. Such payroll deferral will continue until the Company's cash flow is sufficient to support the payment of payroll to you, as an executive of the Company, but shall continue no longer than through December 31, 2001. Interest shall accrue at a rate of prime plus 2% on a bi-weekly basis to be calculated over the time period that such deferred amounts are outstanding.

When the Company's cash flow is sufficient to support the payment of payroll to you as an executive, then bi-weekly payroll shall resume. At such time, the total amount of the deferred payroll (including accrued interest) will be reviewed and the repayment terms will be determined as either a lump sum repayment or scheduled payments over a specific time period depending on the financial condition of the Company.



Sincerely,                                       Accepted By:

/s/ George A. Pacinelli                         /s/ Scott R. Gershon
---------------------------                     --------------------------------
George A. Pacinelli                                 Scott R. Gershon
President                                           Chief Executive Officer